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                                                                    EXHIBIT 27.1

                         SAFEWAY INC. AND SUBSIDIARIES
                            FINANCIAL DATA SCHEDULE
                     (In millions except per-share amounts)

This schedule contains summary financial information extracted from the consolidated balance sheets and consolidated statements of income on pages 17 through 19 of the Company's 1993 Annual Report to Stockholders and is qualified in its entirety by reference to such financial statements.

                                                                   Year End
Item Number            Item Description                              1993
- -----------            ------------------                            ----
5-02(1)              Cash and cash items                          $   118.4
5-02(2)              Marketable securities                                -
5-02(3)(a)(1)        Notes and accounts receivable - trade            119.5
5-02(4)              Allowances for doubtful accounts                     -
5-02(6)              Inventory                                      1,128.1
5-02(9)              Total current assets                           1,464.0
5-02(13)             Property, plant and equipment                  4,207.3
5-02(14)             Accumulated depreciation                      (1,647.2)
5-02(18)             Total assets                                   5,074.7
5-02(21)             Total current liabilities                      1,711.4
5-02(22)             Bonds, mortgages and similar debt              2,481.3
5-02(28)             Preferred stock - mandatory redemption               -
5-02(29)             Preferred stock - no mandatory redemption            -
5-02(30)             Common stock                                       1.0
5-02(31)             Other stockholders' equity                       381.9
5-02(32)             Total liabilities and stockholders' equity     5,074.7

                                                                                         53 weeks
 Item Number            Item Description                                                   1993
 -----------            ----------------                                                   ----
 5-03(b)1(a)          Net sales of tangible products                                     $15,214.5
 5-03(b)1             Total revenues                                                      15,214.5
 5-03(b)2(a)          Cost of tangible goods sold                                       (11,083.4)
 5-03(b)2             Total costs and expenses applicable to sales and revenues         (11,083.4)
 5-03(b)3             Other costs and expenses                                                   -
 5-03(b)5             Provision for doubtful accounts and notes                                  -
 5-03(b)(8)           Interest and amortization of debt discount                           (265.5)
 5-03(b)(10)          Income before taxes and other items                                    216.3
 5-03(b)(11)          Income tax expense                                                    (93.0)
 5-03(b)(14)          Income/loss continuing operations                                      123.3
 5-03(b)(15)          Discontinued operations                                                    -
 5-03(b)(17)          Extraordinary items                                                        -
 5-03(b)(18)          Cumulative effect - changes in accounting principles                       -
 5-03(b)(19)          Net income or loss                                                     123.3
 5-03(b)(20)          Earnings per share - primary                                            1.02
 5-03(b)(20)          Earnings per share - fully diluted                                      1.00